EXHIBIT 4(a)(4)

Third Restated Memorandum of Understanding

            This Third Restated Memorandum of Understanding (MOU-3) is entered into effectivethe 1st day of October 2001, by among:

1.         International Thunderbird Gaming Corporation, a Canadian Corporation ("Thunderbird") or its assign, Tunderbird-Panama BVI I ("Thunderbird").

2.         The Venezuelan Entertainment, C.A,. a Venezuela Corporation ("TVE");

3.         A new company to be formed and owned by Salomon Muci ("Sm.M.");

4.         Fiesta Casino Guayana, a Venezuela Corporation ("FCG");

5.         Aquilino de la Guardia; and

6.         International Thunderbird Gaming (Panama) Corporation, a Panamanian Corporation.

1.- Recitals:

a)         The Parties, with the exception of S.M. entered into two previous memorandum of understanding dated February 09, 2001 and July 01, 2001.

b)         The Parties intend to enter into a formal Shareholder Agreement defining all of the Parties rights, duties and obligations as shareholders of FCG.

c)         The parties wish to cause further capital to be invested into the Company to further solidify and strengthen the Company.

d)         Without such capital, the Company may not meet its obligations to Hotel Intercontinental Guayana.

e)         The parties wish to modify prior arrangements and obligations of TVE to contribute more capital and pay obligations to certain FCG Shareholders.

2.- New Capital Contributions:

S.M. on behalf of TVE will pay Thunderbird US$ 271,691.00, which is the amount related to the seven percent (7%) of their shares established in second MOU within the schedule set in the Second MOU. If any amounts are not made on or before the due dates, TVE shall forfeit all rights to purchase the 7% interest of the Thunderbird Parties set forth in paragraph 3 of the Second MOU.

On the other hand TVE will pay directly to Arocha Herrera & Asociados (The Lawyers) US$. 300,000.00. With this obligations, TVE contributions to FCG will be settled meaning that the amount of US$ 453.245,00 due under paragraph 2 of the Second Restated MOU, will be taken as fully pay (TVE today's outstanding balance is US$ 254,245.00) and the difference between those amounts (US$ 46,755.00) will apply to the loan account of TVE.

S.M. shall contribute to the capital of FCG US$ 1,500,000.00 according to the following schedule: eight (8) equal monthly payments of US$ 187,500.00 beginning October 10, 2001.

S.M. (Finaram, C.A. borrower) has subscribed with BANESCO BANCO UNIVERSAL, C.A., (lender) a credit line in the aggregate amount of US$1,500,000.00 to be used as a pledge to guarantee the obligations and responsibilities of FCG with Hotel InterContinental Guayana, C.A.

3.- New Capital Accounts

Only if each party timely meets their obligations to pay the amounts set forth herein the capital and ownership interest of the parties in FCG shall be as follows.

Party                                     Capital                              Interest in Profit and Losses

Thunderbird Parties           1,833,753.00                                       40%

TVE                                  1,400,659.00                                       40%

SM                                    1,500,000.00                                      20%

All profits and losses of the business shall be paid according to the percentages set forth above.

4.- Loans

The parties hereto agree that the following represents the outstanding amounts owed to the parties as shareholder loans:

1.             Thunderbird Parties                 US$ 703,653.00

2.             TVE                                        US$ 378.972.00

Such amounts shall be paid pro rata from amounts first available for distribution to shareholders, before any other profit distributions to shareholders.

5.- Management and Control

The Parites agree that within 15 days of the date of this Third MOU the parties shall enter into a shareholders agreement for FCG that shall contain, at a minimum, the following terms notwithstanding anything contained in the FCG Articles of Incorporation or any other document submitted to any Venezuelan Government agency.

a.             Thunderbird shall have the right to elect two directors to the board and S.M. and TVE shall each have the right to elect one director, for a total of 4 directors.

b.             Each party shall have the pro rata right of first refusal to purchase the shares of another party selling all or a portion of its interest in FCG.

c.             The parties have no noncompete obligations to any of the other shareholders except with respect to the operation of FCG.

d.             All disputes shall be governed by Venezuela law and venue shall be in Miami, Florida. The resolution of all disputes shall be through arbitration with the American Arbitration Association.

6.- Restructure of Ownership of FCG

Conditioned upon the payments set forth hereunder the ownership structure shall be revised as follows:

1.             All interst of TVE or its partners in SAEI shall be transferred to Thunderbird.

2.             SAEI shall own 40% of the shares of FCG

3.             TVE shall own 40% of the shares of FCG

4.             S.M. shall own 20% of the shares of FCG

The parties will do whatever is needed (documents, books, etc) to fully transfer the property of the shares to TVE and SM within ten (10) days.

7. Security to Hotel Guayana

S.M. subscribed with BANESCO BANCO UNIVERSAL, C.A., a credit line by US$ 1,000,000.00 and a pledge by US$ 500,000.0 in order to guarantee the obligations and responsibilities of FCG in order to secure the payment of amounts set forth in the Convenio Modificatorio, Exhibit A hereto, incorporated herein by this reference. The parties acknowledge there may be some minor modifications to the Convenio Modificatorio.

8. Dispute Rsolution

all dispute resolution between the parties as to all matters shall be the same as set forth in paragraph 5 "d" above.

9. Miscellaneous

a)             The parties hereto agree individually and through their entities, to take all actions necessary, within TEN (10) business days of today date to accomplish the acts described herein, including execution and preparation of documents.

b)             If there are any inconsistencies between any of the two previous MOU's, then the provisions contained in this MOU-3 shall prevail. All other agreements of the parties shall remain in effect if not expressly contradicted by this Agreement, which shall prevail over prior documents.

c)             All amounts herein shall be denominated in U.S. Dollars.

10. Parties: Each of th Parties signing this MOU-3 represent and warrant that each has the authority to bind such Party to the provisions contained in this MOU-3

International Thunderbird Gaming Corporation

/s/_Jack R. Mitchell_______________________
By: Jack R. Mitchell

T.H.E. Venezuelan Entertainment, C.A.

/s/_Francisco Arocha H.___________________
By: Francisco Arocha H.

S.M.

/s/_Clay Hardin__________________________
By: Clay Hardin